T. ROWE PRICE EQUITY INCOME FUND

                   AMENDMENT NO. 2 TO MASTER TRUST AGREEMENT
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                            (Adoption of 18f-3 Plan)
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RESOLVED, that the Master Trust Agreement dated August 26, 1985 shall be, and it hereby is, amended to allow the Trustees to create different classes of Shares of beneficial interest in the Trust, and in each Series of Shares and, accordingly, that the first two paragraphs of Section 4.1 of the T. Rowe Price Equity Income Fund Master Trust Agreement be, and they hereby are, deleted, and that the following language be, and hereby is, added as the first two paragraphs of said Section 4.1:

          "SECTION 4.1 DESCRIPTION OF SHARES. The beneficial interest in the
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     Trust shall be divided into Shares, all without par value, and the Trustees shall have the authority from time to time (a) to divide the Shares into two or more Series of Shares (each of which Series of Shares shall be a separate and distinct Sub-Trust of the Trust, including without limitation that Sub-Trust specifically established and designated in Section 4.2) and
     (b) to divide the Shares and Series of Shares into two or more classes of Shares, as they deem necessary or desirable. Each Sub-Trust established hereunder shall be deemed to be a separate trust under Massachusetts
     General Laws Chapter 182. The Trustees shall have exclusive power without the requirement of shareholder approval to establish and designate such separate and distinct Sub-Trusts, and to fix and determine the relative rights and preferences as between the Shares of the separate Sub-Trusts, and as between the classes of Shares, as to right of redemption and the price, terms and manner of redemption, special and relative rights as to dividends and other distributions and on liquidation, sinking or purchase fund provisions, conversion rights, conditions under which the several Sub-Trusts shall have separate voting rights or no voting rights, fees and such other relative rights and preferences as the Trustees may determine appropriate.


     "The number of authorized Shares and the number of Shares of each Sub-Trust that may be issued is unlimited, and the Trustees may issue Shares of any Sub-Trust for such consideration and on such terms as they may determine (or for no consideration if pursuant to a Share dividend or split-up), all without action or approval of the Shareholders. All Shares when so issued on the terms determined by the Trustees shall be fully paid and non-assessable (but may be subject to mandatory contribution back to the Trust as provided in subsection (h) of Section 4.2. The Trustees may classify or reclassify any unissued Shares or any Shares previously issued and reacquired of any Sub-Trust into one or more Sub-Trusts that may be established and designated from time to time and into such additional classes of Shares as may be established and designated from time to time. The Trustees may
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     hold as treasury Shares, reissue for such consideration and on such terms as they may determine, or cancel, at their discretion from time to time, any Shares of any Sub-Trust reacquired by the Trust."

FURTHER RESOLVED, that a new class of Shares be, and it hereby is, established and designated, to be known as the "Advisor Class" or by such other name as the officers of the Trust may deem appropriate, and that said Advisor Class shall be subject to the Rule 18f-3 Plan, substantially in the form submitted to the Trustees at this meeting, with any changes thereto as may hereafter be approved by counsel, which Rule 18f-3 Plan sets forth the separate arrangements and expense allocations of each class of Shares of the Trust, and the officers of the Trust be, and singly hereby is, authorized and directed to file with the Securities and Exchange Commission said Rule 18f-3 Plan as soon hereafter as practical; and such officers shall be, and each singly hereby is, authorized to prepare, acknowledge and file such other documents and take such further action as to any such officer shall appear appropriate or advisable in order to carry into effect the purposes of this resolutions.

FURTHER RESOLVED, that Trust is hereby authorized and empowered to issue an unlimited number of each class of Shares of the Sub-Trust known as the "T. Rowe Price Equity Income Fund Shares," including the class referred to in the foregoing resolution as the "Advisor Class," for such consideration as it deems appropriate (but not less than the net asset value of such Shares); and that the officers of the Trust be, and each singly hereby is, authorized and empowered to execute all instruments and documents and to take all actions as they or any one of them in his or her sole discretion deems necessary or appropriate to carry out the intents and purposes of this resolution and of the foregoing resolutions.